EXHIBIT 10.1

SUMMARY OF 2007 TEAM MEMBER PROFIT SHARING PLAN

Under the 2007 Team Member Profit Sharing Plan (the “Plan”), a Pool of Funds will be generated based upon a portion of each dollar of pre-tax income earned above certain progressive earnings per share targets in fiscal year 2007. The portion of each dollar of pre-tax income earned increases as higher earnings per share targets are achieved, up to a maximum of forty-five (45%) percent. Once the Pool of Funds equals 100% of the team member’s predetermined participation level, twenty (20%) percent of each dollar of pre-tax income earned is contributed to the Pool of Funds. There would be no cap on the amount of the bonus that could be earned. The profit sharing pool will be distributed pro rata according to each team member’s predetermined participation level, and, in the case of the executive team members which includes the executive officers, 90% of their predetermined participation level. Calculation of earnings per share is made after deduction of all other bonuses, including the Stock Bonus Plan identified below. The Committee may, at its option, adjust the Company’s earnings per share numbers upwards or downwards to reflect unusual events occurring during fiscal year 2007. Team member participation levels are stated as a percentage of base salary.

For each executive team member, which includes the executive officers, the Plan also provides that they may earn a percentage of the remaining ten (10%) percent of their predetermined participation level based on the percentage increase, if any, in the ending stock price of the Company’s Common Stock from $8.05 with 100% of the predetermined participation level earned for a $2.50 increase (the “Stock Bonus Plan”). “Ending Stock Price” means the average closing price for the Company’s Common Stock as of the first three trading days of fiscal year 2008. There would be no cap on the amount of the bonus that could be earned.

Participating team members must be employed on or before December 31, 2006 in order to be eligible. Those hired between July 1, 2006 and December 31, 2006 will receive a pro-rata portion of their individual participation level. Participating team members must be employed by the Company at the date of the payment in fiscal year 2008.